EXHIBIT 99.1

PRESS RELEASE

December 7, 2012

CAPITAL PROPERTIES, INC. ANNOUNCES PLANNED EXTRAORDINARY DIVIDEND

East Providence, Rhode Island:  Capital Properties, Inc. (OTCQX: CPTP) today announced that on December 3, 2012, the Board of Directors voted, subject to closing the below-described Bank Rhode Island loan, to declare an extraordinary dividend of $2.25 per share payable to shareholders of record on December 17, 2012 with a payment date of December 27, 2012.  For shareholders owning more than 100 shares, the dividend will be paid 20% ($.45 per share) in cash and 80% ($1.80 per share) by delivery of Dividend Notes issued by the Company.  Shareholders owing less than 100 shares of any class of Company capital stock in their own name (not held by a broker) will receive the dividend in cash unless they elect to receive 80% in Dividend Notes.  The Dividend Notes will have a term of ten years, bear interest at the rate of 5% per annum, payable semi-annually on June 15 and December 15, and will be subject to mandatory prepayment from the net cash proceeds derived by the Company from the sale of any of its real property, or the real property of any of its subsidiaries.  The Dividend Notes will be unsecured but will be pari passu with the obligations of the Company to other creditors.  The Dividend Notes will prohibit the Company from mortgaging any of its Capital Center District real property (other than mortgages with respect to Parcels 3S and 5) and the real property owned by the Company’s subsidiaries without the approval of the holders of two-thirds of the outstanding principal amount of the Dividend Notes.

Robert H. Eder, Chairman of the Company, said:  “On the recommendation of management, the Board decided to proceed with this extraordinary dividend in light of the tax changes which may take place on January 1, 2013 increasing the dividend rate from its current 15% to potentially 43.4%.  Given the Company’s consistent cash flow from its real estate operations, the Board of Directors was convinced that it would benefit the shareholders if a portion of its future dividend stream was paid in advance at what is today a favorable tax rate.”

The cash portion of the dividend ($3,000,000) will be funded by a loan of $5,725,000 from Bank Rhode Island, which includes the existing Bank Rhode Island loan having a balance of $2,725,000.  The new loan of $5,725,000 will have a term of ten years with a twenty-year amortization and will have an interest rate of 3.34% for the first five years.  The loan will be secured by a first mortgage on Parcels 3S and 5. If for any reason the Bank Rhode Island loan does not close before December 27, 2012, the Board will reconsider payment of the dividend and may elect to withdraw the dividend and not pay it.

The dividend will total just under $14,850,000 and the cash portion of the dividend will amount to approximately $3,060,000.  The Board also voted to omit the dividend normally declared at its January meeting and to consider at its April meeting whether or not the Company’s historic customary dividend of 3ȼ per share should be continued in whole or in part.

CONTACT:  Barbara J. Dreyer, Treasurer (401) 435-7171